UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 1, 2010, ModusLink Global Solutions, Inc. (the “Company”) and certain of its domestic subsidiaries (collectively with the Company, the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Bank of America, N.A., Silicon Valley Bank and HSBC Business Credit (USA) Inc. (collectively, the “Lenders”), whereby the Lenders provided to the Borrowers a senior secured revolving credit facility up to an initial aggregate principal amount of $40,000,000 (the “Credit Facility”). The Credit Facility permits the Company to increase the aggregate principal amount by an additional $20,000,000 upon certain conditions being met. The Amended and Restated Credit Agreement amended and restated the Second Amended and Restated Loan and Security Agreement, dated October 31, 2005, as amended, by and among ModusLink Corporation, SalesLink LLC and SalesLink Mexico Holdings Corp., each a direct or indirect wholly owned subsidiary of the Company, Bank of America, N.A. (as successor by merger to LaSalle Bank National Association) and The PrivateBank and Trust Company (as successor by assignment to RBS Citizens, National Association (f/k/a Citizens Bank of Massachusetts)), which expired on January 31, 2010.

Each Lender, severally and not jointly, agreed, subject to the terms of the Amended and Restated Credit Agreement, to make funds available for Borrowers’ use, from time to time, upon request of the Borrowers; provided that the aggregate amount outstanding at any one time shall not exceed the lesser of: (i) the aggregate revolving commitment then in effect (initially $40,000,000) and (ii) 80% of all eligible accounts receivable, plus 50% of eligible inventory.

The Credit Facility terminates on February 1, 2013. Each borrowing under the Credit Facility shall be comprised entirely of base rate loans (to be denominated in U.S. dollars), eurodollar rate loans (to be denominated in U.S. dollars) or letters of credit as the Borrowers may request. Letters of credit are subject to a $15,000,000 sublimit.

Interest under the Credit Facility will accrue, depending on the type of borrowing, at the base rate (in the case of base rate loans) or the eurodollar rate (in the case of eurodollar rate loans), plus, in each case, an applicable rate that varies from 1.25% to 1.75% for the base rate and 2.25% to 2.75% for the eurodollar rate, depending on the Company’s consolidated leverage ratio. The “consolidated leverage ratio” is defined in the Amended and Restated Credit Agreement as the ratio of the Borrowers’ and their subsidiaries’ indebtedness, on a consolidated basis, to their earnings before interest, taxes, depreciation and amortization expense (EBITDA), on a consolidated basis. Interest is due and payable in arrears on each interest payment date (no less than quarterly) and on the maturity date of the Credit Facility. Principal is due on the maturity date. Commitment fees ranging from 0.50% to 0.65% are also payable quarterly on the unused portion of the aggregate commitment of $40,000,000. Letter of credit fees are payable quarterly on the daily amount available to be drawn under a letter of credit at an applicable rate that varies from 2.25% to 2.75%, depending on the Company’s consolidated leverage ratio.

In connection with the Credit Facility, the Borrowers entered into a Security Agreement, dated as of February 1, 2010, with Bank of America, N.A., pursuant to which the Borrowers granted a security interest to the Lenders in substantially all of the Borrowers’ assets. The Borrowers also pledged to the Lenders all of the capital stock of the Borrowers’ direct domestic subsidiaries and 65% of the capital stock of certain of the Borrowers’ direct foreign subsidiaries. Under the terms of the Amended and Restated Credit Agreement, the Borrowers also agreed that two foreign subsidiaries (the “Pledgors”) would pledge to the Lenders 65% of the capital stock of certain of the Pledgors’ direct foreign subsidiaries.

In addition, the Amended and Restated Credit Agreement contains customary covenants, including covenants that will limit the Borrowers’ ability to create liens, incur additional indebtedness, make investments, or dispose of assets or property. In addition, the Borrowers’ must maintain certain financial covenants typical for this type of arrangement, including a maximum consolidated leverage ratio, a minimum consolidated core cash flow leverage ratio and minimum global cash. The Borrowers’ obligations under the Credit Facility may be accelerated upon the occurrence of certain events of default, including failure to comply with the various covenants set forth in the Amended and Restated Credit Agreement.

Under the Amended and Restated Credit Agreement, the amounts borrowed may be used for financing acquisitions, issuances of letters of credit and general corporate and working capital purposes of the Company and its subsidiaries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: February 5, 2010	By:	/S/ STEVEN G. CRANE
Steven G. Crane
Chief Financial Officer